Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Nos. 333-196801 and 333-196801-04

DRAFT CONFIDENTIAL October 2015 Ford Credit Auto Lease Trust 2015-B Roadshow Free Writing Prospectus Registration Statement No. 333-196801 Ford Credit Auto Lease Two LLC (“the depositor”) Ford Credit Auto Lease Trusts (“the issuer”) This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling toll-free 1-866-807-6030.

RISK FACTORS Statements included or incorporated by reference herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation: Decline in industry sales volume, particularly in the United States, Europe, or China due to financial crisis, recession, geopolitical events, or other factors; Decline in Ford's market share or failure to achieve growth; Lower-than-anticipated market acceptance of Ford's new or existing products; Market shift away from sales of larger, more profitable vehicles beyond Ford's current planning assumption, particularly in the United States; An increase in or continued volatility of fuel prices, or reduced availability of fuel; Continued or increased price competition resulting from industry excess capacity, currency fluctuations, or other factors; Fluctuations in foreign currency exchange rates, commodity prices, and interest rates; Adverse effects resulting from economic, geopolitical, or other events; Economic distress of suppliers that may require Ford to provide substantial financial support or take other measures to ensure supplies of components or materials and could increase costs, affect liquidity, or cause production constraints or disruptions; Work stoppages at Ford or supplier facilities or other limitations on production (whether as a result of labor disputes, natural or man-made disasters, tight credit markets or other financial distress, production constraints or difficulties, or other factors); Single-source supply of components or materials; Labor or other constraints on Ford's ability to maintain competitive cost structure; Substantial pension and postretirement health care and life insurance liabilities impairing our liquidity or financial condition; Worse-than-assumed economic and demographic experience for postretirement benefit plans (e.g., discount rates or investment returns); Restriction on use of tax attributes from tax law "ownership change”; The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns, or increased warranty costs; Increased safety, emissions, fuel economy, or other regulations resulting in higher costs, cash expenditures, and / or sales restrictions; Unusual or significant litigation, governmental investigations, or adverse publicity arising out of alleged defects in products, perceived environmental impacts, or otherwise; A change in requirements under long-term supply arrangements committing Ford to purchase minimum or fixed quantities of certain parts, or to pay a minimum amount to the seller ("take-or-pay" contracts); Adverse effects on results from a decrease in or cessation or clawback of government incentives related to investments; Inherent limitations of internal controls impacting financial statements and safeguarding of assets; Cybersecurity risks to operational systems, security systems, or infrastructure owned by Ford, Ford Credit, or a third-party vendor or supplier; Failure of financial institutions to fulfill commitments under committed credit and liquidity facilities; Inability of Ford Credit to access debt, securitization, or derivative markets around the world at competitive rates or in sufficient amounts, due to credit rating downgrades, market volatility, market disruption, regulatory requirements, or other factors; Higher-than-expected credit losses, lower-than-anticipated residual values, or higher-than-expected return volumes for leased vehicles; Increased competition from banks, financial institutions, or other third parties seeking to increase their share of financing Ford vehicles; and New or increased credit, consumer, or data protection or other regulations resulting in higher costs and / or additional financing restrictions. We cannot be certain that any expectation, forecast, or assumption made in preparing forward-looking statements will prove accurate, or that any projection will be realized. It is to be expected that there may be differences between projected and actual results. Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events, or otherwise. For additional discussion, see "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2014, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

FCALT 2015-B ROADSHOW TRANSACTION PARTICIPANTS Issuer Ford Credit Auto Lease Trust (“FCALT”) 2015-B Depositor Ford Credit Auto Lease Two LLC Servicer and Sponsor Ford Motor Credit Company LLC Indenture Trustee The Bank of New York Mellon Owner Trustee U.S. Bank Trust National Association Accountants PricewaterhouseCoopers LLP Joint-Lead Managers Bradesco Credit Agricole Securities Goldman Sachs J.P. Morgan

FCALT 2015-B plans to offer $902,000,000 of triple-A rated Class A notes, $50,700,000 of double-A rated Class B notes and $47,300,000 of unrated Class C notes(1) FCALT 2015-B will be the 10th public term ABS issuance from Ford Credit’s lease securitization program. Ford Credit previously sponsored three Rule 144A term lease ABS transactions in 2009 and 2010 FCALT 2015-B will use a senior / subordinate, sequential pay structure pre and post-event of default Similar to previous Ford Credit lease securitizations, FCALT 2015-B will use an exchange note legal structure. The exchange note is secured by a reference pool of leases and leased vehicles The principal amount of the notes will be based on the securitization value of the leases. The securitization value of a lease is the sum of the present values of (1) the remaining scheduled monthly payments plus (2) the base residual value of the related leased vehicle The base residual value for a leased vehicle is the lesser of the contract residual value and the ALG base residual value(2). For the majority of FCALT 2015-B leased vehicles, 89.79%, the contract residual value is greater than the ALG base residual value. For those vehicles, the base residual value will equal the ALG base residual value The discount rate applied to each lease is the greater of (1) 6.75% or (2) the lease factor The reference pool cutoff date is October 1, 2015. The first payment date will be November 16, 2015 Credit enhancement for the offered notes will consist of building overcollateralization, subordination, a reserve account and available excess spread FCALT 2015-B provides robust disclosure of collateral performance Original pool characteristics, updated balances, credit loss and residual performance for prior FCALT transactions is shown in the Prospectus Supplement (Annex B) Quarterly supplemental reporting will be published on Ford Credit’s website (see slides 14 and 22), which will include an updated payment schedule of the remaining leases and monthly residual performance by vehicle type -------------------------------------- The Class A-1, A-2, A-3, A-4, and B notes will be issued publicly. Ford intends to initially retain $47,300,000 of Class C notes. ALG base residual value represents either ALG residual value at inception or the oldest ALG mark-to-market available for a vehicle. FCALT 2015-B ROADSHOW TRANSACTION SUMMARY

FCALT 2015-B ROADSHOW

TRANSACTION STRUCTURE

	Class A-1 Notes	Class A-2a Notes	Class A-2b Notes	Class A-3 Notes	Class A-4 Notes	Class B Notes	Class C Notes	Total
Principal Amount	$160,000,000	$387,000,000		$247,000,000	$108,000,000	$50,700,000	$47,300,000	$1,000,000,000
Class Split [1]	14.21%	34.37%		21.93%	9.59%	4.50%	4.20%	
Rating (S&P/Moody's)	A-1+(sf) / F1(sf)	AAA(sf) / AAA(sf)		AAA(sf) / AAA(sf)	AAA(sf) / AAA(sf)	AA+(sf) / AA(sf)	NR	
Offering Type	Public	Public		Public	Public	Public	Retained	
WAL to Maturity (years) [2]	0.31	1.16		1.83	2.24	2.43	2.52	
Benchmark	Int. LIBOR	EDSF	1 mo. LIBOR	EDSF	Int. Swaps	Int. Swaps	Int. Swaps	
Fixed/Floating	Fixed	Fixed	Floating	Fixed	Fixed	Fixed	Fixed	
Interest Accrual Method	Act / 360	30 / 360	Act / 360	30 / 360	30 / 360	30 / 360	30 / 360	
Payment Frequency	Monthly	Monthly	Monthly	Monthly	Monthly	Monthly	Monthly	
Principal Window (months) [2]	1 - 7	7 - 20	7 - 20	20 - 26	26 - 29	29- 30	30 - 31	
Expected Final [2]	5/15/2016	6/15/2017	6/15/2017	12/15/2017	3/15/2018	4/15/2018	5/15/2018	
Legal Final [3]	11/15/2016	5/15/2018	5/15/2018	12/15/2018	2/15/2019	3/15/2019	4/15/2020	
ERISA Eligible	Yes	Yes	Yes	Yes	Yes	Yes	Yes	

(1) As a percent of initial total securitization value

(2) At pricing speed of 100% prepayment assumption

(3) The trust will pay interest and principal on the notes on the 15th day of each month (or, if not a business day, the next business day).

Slide 5

FCALT 2015-B ROADSHOW

CLASS A CREDIT ENHANCEMENT

	FCALT 2015-B		FCALT 2015-A		FCALT 2015-B H/(L) FCALT 2015-A	
	Initial[(1)]	Target	Initial[(1)]	Target	Initial[(1)]	Target
Subordinated Notes	8.70%	8.70%	8.70%	8.70%	0.00%	0.00%
Overcollateralization	11.20%	13.70%	11.20%	13.70%	0.00%	0.00%
Reserve Account	0.50%	0.50%	0.50%	0.50%	0.00%	0.00%
Total Hard Credit Enhancement for Class A Notes	20.40%	22.90%	20.40%	22.90%	0.00%	0.00%
Est. Excess Spread per Annum	4.18%		4.16%		0.02%	

- Triple A credit enhancement for FCALT 2015-B (20.40% / 22.90%) will remain unchanged relative to FCALT 2015-A
  - Includes overcollateralization, subordination, and cash reserve
  - Estimated excess spread of 4.18% is 2bps higher than 2015-A (4.16%)
- The distribution of hard credit enhancement is unchanged:
  - Subordination is 8.70%, consistent with FCALT 2015-A
  - Initial over-collateralization is 11.20% of the initial securitization value, consistent with FCALT 2015-A
  - Target O/C is 13.70% of the initial securitization value, consistent with FCALT 2015-A
  - The cash reserve is 0.50% of the initial securitization value, consistent with FCALT 2015-A
- The amortizing nature of the collateral, the sequential payment structure, and the non-declining cash reserve account and overcollateralization are expected to result in credit enhancement increasing over time as a percent of the outstanding securitization value

(1) As a percent of initial total securitization value

Slide 6

FCALT 2015-B ROADSHOW A-2a AND A-2b FLOATING RATE NOTES FCALT 2015-B will issue a fixed rate Class A-2a note and un-hedged floating rate Class A-2b note The Class A-2a and Class A-2b notes are collectively referred to as the "Class A-2 notes" and constitute a single class and have equal rights to payments of principal and interest, which will be made on a pro rata basis The allocation of the principal amount of the Class A-2 notes between the Class A-2a notes and the Class A-2b notes will be determined on or before the day of pricing Class A-2a and Class A-2b notes will each be sized to demand with the Class A-2b notes not to exceed $290,000,000

(1) The ALG base residual values for the leased vehicles in the reference pool are generally lower than the contract residual values of those vehicles. As a result, the base residual value of 89.79% of the leased vehicles in the reference pool by securitization value equals the ALG base residual value of the leased vehicle, with 87.19% equal to the ALG residual value and 2.60% equal to the oldest ALG mark-to-market value that the servicer has for the leased vehicles. (2) Weighted by the securitization value of each lease on the cutoff date of October 1, 2015. (3) This weighted average excludes leases representing 6.06% of the initial securitization value that have lessees who do not have FICO scores because they (a) are not individuals and use the leased vehicles for commercial purposes, or (b) are individuals with minimal or no recent credit history. For a description of FICO scores, you should read "Sponsor and Servicer - Origination, Purchasing and Underwriting" in the prospectus. There can be no assurance that FICO scores will be an accurate predictor of the likelihood of repayment of the related lease or that any lessee's credit score would not be lower if obtained on the cutoff date. FCALT 2015-B ROADSHOW COLLATERAL COMPOSITION OF REFERENCE POOL Number of leases 47,223 Initial total securitization value $1,126,137,291.49 Residual portion of initial total securitization value $729,009,536.50 Residual portion as a % of initial total securitization value 64.74% Base monthly payments plus base residual value $1,264,186,713.37(1) Base residual value $836,099,578.22 Base residual value as a % of initial total securitization value 74.24% Base residual value as a % of base monthly payments plus base residual value 66.14% Weighted average original term 35 months(2) Weighted average remaining term 24 months(2) Seasoning 10 months(2) Weighted average FICO® score 741(2)(3) Minimum discount rate 6.75%

FCALT 2015-B ROADSHOW

COLLATERAL HIGHLIGHTS

- Broad distribution of residual maturities
- Seasoned assets continue to be included in the FCALT transactions (results in enhancement build during the early part of the transaction)
- ALG MTM forecasts a loss of ca. 0.50% as a percentage of Base Residual Value
- FCALT transactions include shorter tenor leases on average relative to other lease ABS issuers
  - The weighted average original term of FCALT 2015-B is 34.5 months
- Favorable model diversification in FCALT 2015-B:
  - Top model (Escape) is only 17.86% of the pool
  - Top 3 models comprise 51.50% of the pool
- FCALT 2015-B includes a diverse product mix of cars and CUVs (80.69%) and a concentration of SUVs/Trucks (19.31%)
- Transactions include consistently high weighted average FICO® scores
- FCALT 2015-B residual portion of securitization value in line with recent FCALT transactions

	FCALT 2015-B	FCALT 2015-A	FCALT 2014-B	FCALT 2014-A	FCALT 2013-B	FCALT 2013-A	FCALT 2012-B	FCALT 2012-A
Max 6-month Residual Maturities as a % Base Residual value	35.70%	36.83%	34.41%	28.98%	34.83%	36.04%	37.30%	32.85%
Seasoning (months)	10.3	10.0	9.6	9.4	9.3	10.4	9.4	8.1
Model Diversification Top Model	17.86%	19.16%	16.55%	18.14%	16.80%	14.75%	14.76%	14.88%
Top 3 Models	51.50%	51.23%	47.69%	48.36%	47.31%	42.92%	41.98%	42.36%
SUVs and Trucks as % of Total Securitization Value	19.31%	18.57%	14.86%	14.85%	17.42%	25.97%	30.43%	31.26%
Weighted Average FICO	741	742	746	745	746	748	745	749
Residual Portion of Securitization Value	64.74%	64.95%	63.30%	64.96%	64.69%	63.85%	63.11%	63.74%

(1) Vehicle type reflects classification of 2011 and newer model year Explorers and 2013 and newer model year Escapes as CUVs rather than SUVs.

Slide 9

FCALT 2015-B ROADSHOW COLLATERAL STRATIFICATION – ORIGINAL TERM FCALT 2014-A FCALT 2014-B FCALT 2015-A FCALT 2015-B 36 months 53.6% 24 months 27.8% 39 months 18.5% 48 months 0.1% 36 months 70.3% 24 months 15.8% 39 months 13.8% 48 months 0.1% 36 months 58.7% 24 months 20.9% 39 months 20.4% 48 months 0.1% 36 months 70.5% 24 months 15.9% 39 months 13.5% 48 months 0.1% Original Term Adjusted MSRP Acquisition Cost Residual Portion of Securitization Value ALG Mark-to-Market 24 months 7,864 16.65% $ 280,148,889.62 $ 229,716,269.71 $ 179,242,589.34 15.92% $ 152,328,310.60 18.22% $ 138,787,336.61 $ 150,659,611.00 36 33,467 70.87% 1,208,537,687.60 1,040,992,065.51 793,486,971.46 70.46% 581,677,724.45 69.57% 503,138,629.62 577,925,336.00 39 5,861 12.41% 222,844,003.68 203,001,267.39 152,412,664.29 13.53% 101,565,365.74 12.15% 86,660,341.04 102,717,124.00 48 31 0.07% 1,296,777.44 1,190,419.22 995,066.40 0.09% 528,177.43 0.06% 423,229.23 574,205.00 Total 47,223 100.00% $1,712,827,358.34 $1,474,900,021.83 $1,126,137,291.49 100.00% $836,099,578.22 100.00% $729,009,536.50 $831,876,276.00 Number of Leases Securitization Value Base residual Value

FCALT 2015-B ROADSHOW

COLLATERAL STRATIFICATION – GEOGRAPHIC DISTRIBUTION

State[1]	Number of Leases		Adjusted MSRP	Acquisition Cost	Securitization Value		Base residual Value		Residual Portion of Securitization Value	ALG Mark-to-Market
Michigan	9,594	20.32%	$ 339,974,146.85	$ 283,655,114.39	$ 214,878,849.02	19.08%	$ 170,187,373.06	20.35%	$ 150,854,439.94	$ 168,099,533.00
New York	5,639	11.94%	205,484,511.51	179,550,717.55	135,728,824.38	12.05%	100,763,245.14	12.05%	87,716,916.22	100,132,557.00
California	5,226	11.07%	188,404,521.18	160,060,682.89	122,565,272.40	10.88%	89,691,182.07	10.73%	78,052,892.15	89,267,088.00
New Jersey	3,393	7.19%	123,795,422.78	108,487,741.92	81,575,581.65	7.24%	59,611,376.54	7.13%	51,760,059.97	59,454,501.00
Ohio	3,404	7.21%	116,841,523.01	102,394,043.42	78,439,316.62	6.97%	57,312,135.56	6.85%	49,904,599.22	56,540,293.00
Florida	2,910	6.16%	106,497,620.09	92,942,902.06	70,145,013.17	6.23%	51,162,822.40	6.12%	44,413,343.85	51,382,699.00
Pennsylvania	2,477	5.25%	86,862,143.60	73,047,830.06	56,229,480.57	4.99%	42,690,486.58	5.11%	37,113,288.52	42,322,598.00
Texas	2,049	4.34%	78,433,080.23	71,989,329.15	55,517,136.25	4.93%	37,195,374.61	4.45%	31,950,599.73	37,410,137.00
Other	12,531	26.54%	466,534,389.09	402,771,660.39	311,057,817.43	27.62%	227,485,582.26	27.21%	197,243,396.90	227,266,870.00
Total	47,223	100.00%	$1,712,827,358.34	$1,474,900,021.83	$1,126,137,291.49	100.00%	$836,099,578.22	100.00%	$729,009,536.50	$831,876,276.00

(1) States representing greater than 3.00% of initial securitization value based on the billing address of the lessee on the cutoff date.



Top 5 States
56.2%
MI
19.1%
NY
12.1%
CA
10.9%
NJ
7.2%
OH
7.0%
Other
43.8%

FCALT 2015-B



Top 5 States
57.7%
MI
20.9%
NY
12.2%
CA
10.5%
NJ
7.2%
OH
6.9%
Other
42.3%

FCALT 2015-A



Top 5 States
57.6%
MI
17.2%
NY
13.7%
CA
10.9%
NJ
8.1%
OH
7.7%
Other
42.4%

FCALT 2014-B



Top 5 States
62.6%
MI
27.3%
NY
11.9%
CA
9.5%
NJ
7.1%
OH
6.7%
Other
37.4%

FCALT 2014-A

Geographic concentration has remained consistent with prior transactions

Slide 11

FCALT 2015-B ROADSHOW

COLLATERAL STRATIFICATION – VEHICLE TYPE

Vehicle Type[1]	Number of Leases		Adjusted MSRP	Acquisition Cost	Securitization Value		Base residual Value		Residual Portion of Securitization Value	ALG Mark-to-Market
CUV	23,708	50.20%	$ 879,948,762.09	$ 763,295,756.97	$ 573,938,638.37	50.97%	$ 422,892,573.46	50.58%	$ 368,803,772.39	$ 431,504,818.00
Car	17,172	36.36%	519,728,124.99	442,811,679.77	334,687,955.60	29.72%	245,672,922.88	29.38%	214,638,139.61	231,391,471.00
Truck	5,613	11.89%	266,830,450.32	227,282,893.05	185,621,128.64	16.48%	146,237,051.43	17.49%	127,221,216.55	147,112,004.00
SUV	730	1.55%	46,320,020.94	41,509,692.04	31,889,568.88	2.83%	21,297,030.45	2.55%	18,346,407.95	21,867,983.00
Total	47,223	100.00%	$1,712,827,358.34	$1,474,900,021.83	$1,126,137,291.49	100.00%	$836,099,578.22	100.00%	$729,009,536.50	$831,876,276.00

(1) Vehicle type reflects classification of 2011 and newer model year Explorers and 2013 and newer model Escapes as CUVs rather than SUVs.



Car and CUV 80.7%
SUV 2.8%
Truck 16.5%
CUV 51.0%
Car 29.7%

FCALT 2015-B



Car and CUV 81.4%
SUV 2.1%
Truck 16.5%
CUV 50.8%
Car 30.6%

FCALT 2015-A



Car and CUV 85.1%
SUV 2.7%
Truck 12.2%
CUV 48.5%
Car 36.6%

FCALT 2014-B



Car and CUV 85.2%
SUV 2.9%
Truck 11.9%
CUV 50.1%
Car 35.1%

FCALT 2014-A

- **FCALT 2015-B continues to have broad diversification by vehicle type**
- **Truck and SUV concentrations reflect recent origination trends, representing: 19.31% in FCALT 2015-B, 18.57% in FCALT 2015-A, 14.86% in FCALT 2014-B, and 14.85% in FCALT 2014-A**
- **Vehicle type reflects classification of 2011 and newer model year Explorers and 2013 model year Escapes as CUVs rather than SUVs as they are built on a car platform and have fuel efficiency similar to the CUV category**

Slide 12

FCALT 2015-B ROADSHOW

FORD CREDIT

COLLATERAL STRATIFICATION – VEHICLE MODEL

Vehicle Model[1]	Number of Leases		Adjusted MSRP	Acquisition Cost	Securitization Value		Base residual Value		Residual Portion of Securitization Value	ALG Mark-to-Market
Escape	10,046	21.27%	$ 308,367,458.84	$ 265,868,737.78	$ 201,162,333.30	17.86%	$ 151,359,590.78	18.10%	$ 132,644,810.43	$ 148,740,115.00
Explorer	6,881	14.57%	294,776,240.85	259,891,259.79	196,808,386.10	17.48%	144,298,087.83	17.26%	125,438,631.75	151,766,778.00
F150	5,462	11.57%	261,862,619.39	222,906,628.74	182,001,746.52	16.16%	143,715,834.58	17.19%	125,043,145.89	144,483,484.00
Fusion[2]	8,174	17.31%	241,818,946.01	207,179,737.94	157,882,363.94	14.02%	118,093,558.87	14.12%	103,162,284.86	106,211,689.00
Edge	3,930	8.32%	152,417,921.76	130,498,699.23	96,455,247.59	8.57%	70,119,386.95	8.39%	60,902,728.06	72,408,738.00
MKZ[2]	2,119	4.49%	91,171,465.10	78,190,453.57	55,003,486.13	4.88%	40,667,941.45	4.86%	35,688,698.10	41,083,850.00
Focus[2]	3,699	7.83%	83,598,886.32	70,107,114.83	53,847,867.65	4.78%	38,311,882.00	4.58%	33,417,984.67	36,558,089.00
MKC	1,057	2.24%	44,589,269.65	39,205,141.78	29,506,680.91	2.62%	20,747,242.50	2.48%	17,796,188.07	21,176,509.00
MKX	966	2.05%	45,956,943.31	39,512,671.43	29,279,295.50	2.60%	21,776,290.35	2.60%	19,217,213.19	22,344,238.00
Mustang	848	1.80%	26,863,461.37	24,665,779.73	19,909,565.95	1.77%	13,869,938.50	1.66%	11,927,342.90	13,868,355.00
Flex	737	1.56%	28,923,985.92	24,092,851.75	17,662,884.49	1.57%	12,463,805.95	1.49%	10,922,798.35	12,885,694.00
Navigator	358	0.76%	24,280,246.41	22,224,264.27	16,915,027.27	1.50%	11,332,801.40	1.36%	9,796,533.76	11,466,351.00
C-Max[2]	781	1.65%	26,335,114.03	20,407,374.93	16,384,137.62	1.45%	12,171,525.06	1.46%	10,633,565.00	11,573,345.00
Expedition	372	0.79%	22,039,774.53	19,285,427.77	14,974,541.61	1.33%	9,964,229.05	1.19%	8,549,874.19	10,401,632.00
Taurus	510	1.08%	20,033,938.04	16,223,057.11	12,331,130.75	1.09%	8,906,289.75	1.07%	7,777,191.17	8,835,470.00
Other	1,283	2.72%	39,791,086.81	34,640,821.18	26,012,596.16	2.31%	18,301,173.20	2.19%	16,090,546.11	18,071,939.00
Total	47,223	100.00%	$1,712,827,358.34	$1,474,900,021.83	$1,126,137,291.49	100.00%	$836,099,578.22	100.00%	$729,009,536.50	$831,876,276.00

(1) Models representing greater than 1.00% of initial total securitization value.
(2) Models include vehicles w ith battery electric or plug-in hybrid electric pow er source, w hich represent 4.90% of initia total securitization value.

Top 3 Models	51.5%
Top 5 Models	74.1%



Escape 17.9%
Explorer 17.5%
F150 16.2%
Fusion 14.0%
Edge 8.6%
MKZ 4.9%
Other 21.0%

FCALT 2015-B

Top 3 Models	51.2%
Top 5 Models	74.1%



Escape 19.2%
F150 16.2%
Explorer 15.8%
Fusion 14.8%
Edge 8.1%
MKZ 5.5%
Other 20.3%

FCALT 2015-A

Top 3 Models	47.8%
Top 5 Models	70.5%



Fusion 16.6%
Explorer 15.7%
Escape 15.5%
F-150 12.0%
Edge 10.7%
MKZ 6.6%
Focus 6.1%
Other 16.8%

FCALT 2014-B

Top 3 Models	48.3%
Top 5 Models	70.6%



Escape 18.1%
Explorer 15.3%
Fusion 14.9%
F-150 11.9%
Edge 10.4%
MKZ 6.5%
Focus 5.8%
Other 17.1%

FCALT 2014-A

FCALT 2015-B pool features favorable model diversification

Slide 13

FORD CREDIT

FCALT 2015-B ROADSHOW

PAYMENT SCHEDULE

		Securitization Value	Base Monthly Payment	% of Base Monthly Payment	Base Residual	% of Base Residual
	Initial Balance	$1,126,137,291.49				
2015	October	$1,114,605,507.26	$17,874,080.34	4.18%	$0.00	0.00%
	November	$1,103,008,749.63	$17,874,080.34	4.18%	$0.00	0.00%
	December	$1,091,346,652.44	$17,874,080.34	4.18%	$0.00	0.00%
2016	January	$1,079,618,845.94	$17,874,080.34	4.18%	$0.00	0.00%
	February	$1,067,824,962.41	$17,874,080.34	4.18%	$0.00	0.00%
	March	$1,050,069,251.86	$17,766,273.01	4.15%	$6,003,182.35	0.72%
	April	$1,032,372,519.30	$17,656,383.80	4.12%	$5,954,064.55	0.71%
	May	$1,013,391,950.83	$17,522,409.69	4.09%	$7,272,181.26	0.87%
	June	$993,591,685.91	$17,374,437.42	4.06%	$8,132,875.40	0.97%
	July	$974,822,161.84	$17,230,802.35	4.03%	$7,134,245.65	0.85%
	August	$953,853,931.28	$17,035,877.04	3.98%	$9,422,141.50	1.13%
	September	$931,696,437.95	$16,819,243.21	3.93%	$10,709,884.30	1.28%
	October	$906,609,425.33	$16,545,535.66	3.86%	$13,788,323.91	1.65%
	November	$881,172,360.42	$16,260,967.27	3.80%	$14,281,612.80	1.71%
	December	$852,583,448.40	$15,912,999.84	3.72%	$17,638,188.90	2.11%
2017	January	$823,475,268.79	$15,529,844.77	3.63%	$18,379,507.90	2.20%
	February	$785,731,084.04	$14,973,768.65	3.50%	$27,407,425.86	3.28%
	March	$741,077,142.11	$14,289,128.56	3.34%	$34,789,051.11	4.16%
	April	$694,454,728.40	$13,535,448.33	3.16%	$37,259,749.12	4.46%
	May	$645,560,136.73	$12,736,871.34	2.98%	$40,067,919.40	4.79%
	June	$597,868,923.47	$11,950,170.83	2.79%	$39,375,906.66	4.71%
	July	$548,263,753.65	$11,120,085.78	2.60%	$41,851,358.65	5.01%
	August	$511,481,409.00	$10,469,707.61	2.45%	$29,399,644.93	3.52%
	September	$474,537,220.02	$9,804,668.46	2.29%	$30,019,506.67	3.59%
	October	$440,172,997.65	$9,182,467.10	2.14%	$27,853,744.05	3.33%
	November	$404,441,366.62	$8,504,275.94	1.99%	$29,705,971.08	3.55%
	December	$369,192,736.42	$7,830,413.29	1.83%	$29,695,635.30	3.55%
2018	January	$335,796,687.70	$7,184,854.81	1.68%	$28,290,189.10	3.38%
	February	$290,834,453.01	$6,275,693.59	1.47%	$40,577,478.14	4.85%
	March	$236,312,044.72	$5,172,785.87	1.21%	$50,987,424.50	6.10%
	April	$185,361,675.68	$4,099,933.97	0.96%	$48,181,217.54	5.76%
	May	$131,391,383.07	$2,934,452.09	0.69%	$52,079,664.85	6.23%
	June	$77,573,178.29	$1,760,395.97	0.41%	$52,797,818.80	6.31%
	July	$23,524,124.98	$599,940.17	0.14%	$53,886,134.05	6.44%
	August	$14,843,657.61	$382,144.06	0.09%	$8,430,848.15	1.01%
	September	$7,117,737.38	$182,565.34	0.04%	$7,626,952.26	0.91%
	October	$537,349.40	$15,260.86	0.00%	$6,605,222.55	0.79%
	November	$412,301.33	$11,811.50	0.00%	$116,277.70	0.01%
	December	$375,700.37	$11,029.75	0.00%	$27,908.00	0.00%
2019	January	$366,800.63	$11,029.75	0.00%	$0.00	0.00%
	February	$336,579.99	$9,698.64	0.00%	$22,601.05	0.00%
	March	$237,688.17	$6,547.69	0.00%	$94,237.40	0.01%
	April	$154,136.83	$4,793.30	0.00%	$80,095.00	0.01%
	May	$71,121.28	$2,016.14	0.00%	$81,866.43	0.01%
	June	$0.00	$0.00	0.00%	$71,521.35	0.01%
	July	$0.00	$0.00	0.00%	$0.00	0.00%
	Total		$428,087,135.15	100%	$836,099,578.22	100%

Initial Total Securitization Value	$1,126,137,291.49
Total Scheduled Based Monthly Payments plus Base Residual Value	$1,264,186,713.37
Total Base Residual Value as a % of Total Scheduled Base Monthly Payments plus Base Residual	66.14%

This payment schedule will be updated quarterly and posted on the Ford Credit website: www.fordcredit.com/institutionalinvestments/index.jhtml

Slide 14

Class A-4 Paid Down FCALT 2015-B ROADSHOW RESIDUAL MATURITY vs. ENHANCEMENT BUILD Residual Maturity by Vehicle Type vs. Hard Credit Enhancement for Class A Notes(1) Because enhancement as a percentage of the FCALT 2015-B pool balance increases during the transaction, the amount of residual stress that each class can support increases dramatically over time The inclusion of seasoned leases in the pool is expected to increase the enhancement early in the life of the transaction The residual maturities are well distributed and a diverse mix of vehicle types mature in each period; maximum percentage of residual maturities in any 3 month period is 18.99%, similar to previous FCALT transactions % of Residuals Maturing Each Period Hard Credit Enhancement as a % of O/S Securitization Value (1) Hard credit enhancement consists of overcollateralization, subordination and the reserve account; Assumes zero loss, zero prepays Class A-3 Paid Down Class A-2 Paid Down Class A-1 Paid Down

FCALT 2015-B ROADSHOW RESIDUAL BREAKEVEN ANALYSIS Assumptions: 0% prepayments 40% / 40% / 20% (year 1 / 2 / 3) distribution for losses 50% recovery of charge-offs (with a 3 month lag on credit loss recoveries) 2 month lag on receipt of auction proceeds for residual Base net credit loss of 1% of initial total securitization value Estimated 4.18% excess spread per annum Includes 11.2% initial overcollateralization growing to a target of 13.7%, 8.7% of subordination for the Class A Notes, 4.2% of subordination for Class B Notes, and .5% cash reserve account (1) After stress defaults The tables show the percentage of base residual loss, after defaults, that can be sustained before the notes incur a loss at various turn-in rates and multiples of base case credit losses Class A-1 Notes Net Loss % 1.00% 3.00% 5.00% Turn in Rate (1) 1.0x 3.0x 5.0x 70% 100.00% 100.00% 100.00% 80% 100.00% 100.00% 100.00% 90% 100.00% 100.00% 100.00% 100% 100.00% 100.00% 100.00% Cumulative Net Credit Loss Class A-2 Notes Net Loss % 1.00% 3.00% 5.00% Turn in Rate (1) 1.0x 3.0x 5.0x 70% 100.00% 100.00% 100.00% 80% 100.00% 100.00% 100.00% 90% 89.12% 89.39% 89.71% 100% 80.21% 80.45% 80.74% Cumulative Net Credit Loss Class A-3 Notes Net Loss % 1.00% 3.00% 5.00% Turn in Rate (1) 1.0x 3.0x 5.0x 70% 72.00% 70.56% 69.00% 80% 63.00% 61.74% 60.38% 90% 56.00% 54.88% 53.67% 100% 50.40% 49.39% 48.30% Cumulative Net Credit Loss Class A-4 Notes Net Loss % 1.00% 3.00% 5.00% Turn in Rate (1) 1.0x 3.0x 5.0x 70% 53.38% 51.15% 48.71% 80% 46.71% 44.76% 42.62% 90% 41.52% 39.79% 37.88% 100% 37.37% 35.81% 34.10% Cumulative Net Credit Loss Class C Notes Net Loss % 1.00% 2.00% 3.00% Turn in Rate (1) 1.0x 2.0x 3.0x 70% 36.44% 34.99% 33.47% 80% 31.89% 30.62% 29.29% 90% 28.35% 27.22% 26.04% 100% 25.51% 24.49% 23.43% Cumulative Net Credit Loss Class B Notes Net Loss % 1.00% 2.50% 4.00% Turn in Rate (1) 1.0x 2.5x 4.0x 70% 44.54% 42.58% 40.51% 80% 38.97% 37.27% 35.45% 90% 34.64% 33.13% 31.51% 100% 31.18% 29.81% 28.36% Cumulative Net Credit Loss

Ford Credit targets a consistent presence in the leasing market -- Ford Credit never exited the leasing business Since 2010, Ford Credit has gradually increased its purchase target for leases as Ford sales increased and funding and other market conditions improved The number of leases originated continued to increase in 2015, and includes the revitalization of the Lincoln Motor Company brand Used vehicle prices remain strong Avg. Number of Leases Outstanding (000) Manheim Used Vehicle Value Index Source: Manheim Consulting, September 2015 (January 1995 = 100) Number of Leases Originated (000) 438 331 422 572 704 678 797 Source: 2015 Q2 Lease Quarterly Statistical Information FCALT 2015-B ROADSHOW FORD CREDIT’S U.S. MANAGED LEASE PORTFOLIO 0 50,000 100,000 150,000 200,000 250,000 300,000 350,000 400,000 2010 2011 2012 2013 2014 Jun-14 YTD Jun-15 YTD

See Appendix for footnotes FCALT 2015-B ROADSHOW FORD CREDIT’S U.S. LEASE PORTFOLIO – RESIDUAL PERFORMANCE Ford’s managed portfolio residual realizations have posted gains of 7.09% for the period ending June 30, 2015 and 3.27% for the year ending December 31, 2014 Rating agencies stress residuals in excess of 30% on Class A notes, which is significantly higher than Ford Credit’s worst year in 2008 (not shown) when the portfolio experienced residual losses of 18.26% Rating agencies apply their residual value stress to all vehicles scheduled to be returned over the life of the transaction for FCALT 2015-B, while periods of severe residual stress have historically been much shorter Rating agencies assume a 100% return rate even though Ford Credit’s highest return rate was only 82.31% in 2008 (not shown) Six Months Ended June 30, Year Ended December 31, 2015 2014 2014 2013 2012 2011 2010 Number of Terminated Leases ................................ ......... 116,993 142,224 24 8 , 006 163, 8 1 1 104, 820 177,660 325,523 Number of Vehicles Returned and Sold ........................... 8 1,792 108,921 18 6 , 309 111, 947 62,76 3 98,931 214,597 Return Rate ................................ ................................ ..... 69.91% 76.58% 75. 12% 68.34% 59.88% 55.69% 65.92% Vehicles Returned and Sold Average Adjusted MSRP ................................ .............. $34,584 $33,862 $34,42 0 $34,12 1 $35,47 3 $32,056 $33,562 Average ALG Base Residual Value .............................. 18,192 17,659 17, 997 17,613 17,301 14,302 16,263 Average Residual Loss (Gain) ................................ ...... (1,291) (939) (58 8 ) (843) (1,819) (3,302) (1,934) Residual Loss (Gain) as a % of Adjusted MSRP (1) Car ................................ ................................ ........... 2.96% 3.65% 5.0 9% 3.22% (1.43)% (6.93) % (1.64)% CUV ................................ ................................ .......... (7.10) (6.97) (5.7 1 ) (6.77) (10.16) (13.50) (7.99) SUV (2) ................................ ................................ ....... (7.86) (6.82) (6.12) (6.71) (10.22) (11.61) (6.50) Truck ................................ ................................ ........ (12.21) (11.43) (10. 89 ) (10.43) (14.32) (15.46) (11.60) Average ................................ ................................ (3.73)% (2.77)% (1.71)% (2.47)% (5.13)% (10.30)% (5.76) % Residual Loss (Gain) as a % of ALG Base Residual Value (3) ................ (7.09)% (5.32)% (3.2 7 )% (4.79)% (10.51)% (23.09)% (11.89)% Terminated Leases Average Contract Residual Value as a % of Adjusted MSRP (4) ................................ ...................... 58.90% 58.97% 58.8 3% 56.69% 52.58% 48.86% 52.20% Average ALG Base Residual Value as a % of Adjusted MSRP (5) ................................ ...................... 51.86% 51.77% 51. 80% 50.76% 48.01% 44.40% 47.52% Contract Residual Value Higher (Lower) than ALG Base Residual Value ................................ . 7.04ppts 7.20ppts 7.03ppts 5.93ppts 4.57ppts 4.4 6ppts 4.69ppts

FCALT 2015-B ROADSHOW

FORD CREDIT'S U.S. LEASE PORTFOLIO – CREDIT PERFORMANCE

Delinquency, Repossession and Credit Loss Experience

	Six Months Ended June 30,		Year Ended December 31,				
	2015	2014	2014	2013	2012	2011	2010
Average number of leases outstanding[1]	797,476	678,396	704,275	571,990	421,935	330,953	438,324
Average portfolio outstanding (in millions)[2]	$20,953	$17,792	$18,554	$14,843	$10,828	$7,921	$9,218
Delinquencies							
Average number of delinquencies[3]							
31 - 60 days	5,556	5,487	5,802	4,495	3,212	2,818	6,013
61 - 90 days	501	536	557	390	227	287	603
Over 90 days	59	50	54	35	21	42	109
Average number of delinquencies as a percentage of average number of leases outstanding							
31 - 60 days	0.70%	0.81%	0.82%	0.79%	0.76%	0.85%	1.37%
61 - 90 days	0.06%	0.08%	0.08%	0.07%	0.05%	0.09%	0.14%
Over 90 days	0.01%	0.01%	0.01%	0.01%	0.00%	0.01%	0.02%
Repossessions and Credit Losses							
Repossessions as a percentage of average number of leases outstanding[6]	0.60%	0.64%	0.66%	0.62%	0.58%	0.79%	1.73%
Aggregate net losses (gains) (in millions)[4]	$21	$18	$39	$19	$(6)	$(6)	$38
Net losses (gains) as a percentage of average portfolio outstanding[4][6]	0.20%	0.21%	0.21%	0.13%	(0.06)%	(0.07)%	0.42%
Net losses (gains) as a percentage of gross liquidations[5]	0.50%	0.44%	0.50%	0.34%	(0.17)%	(0.13)%	0.49%
Number of leases charged off	5,504	4,088	8,907	6,672	3,614	3,698	11,038
Number of leases charged off as a percentage of average number of leases outstanding[6]	1.38%	1.21%	1.26%	1.17%	0.86%	1.12%	2.52%
Average net loss (gain) on leases charged off	$3,772	$4,504	$4,421	$2,787	$(1,757)	$(1,569)	$3,475

See Appendix for footnotes

Slide 19

Cumulative Return Rate* Cumulative Residual Loss / (Gain)** FCALT 2015-B ROADSHOW securitization POOL performance * Prior to FCALT 2012-B, term extensions were repurchased by Ford Credit resulting in pool return rates being modestly lower than those of the portfolio ** As a percentage of initial Base Residual Value *** Total credit loss as a percent of initial total securitization value Gain Loss Cumulative Net Credit Losses*** Transaction performance reflects the strength in the used vehicle market Return rates of about 60% to 70% Cumulative residual gains Consistent credit loss performance Source: Investor Reports for referenced FCALT transactions Commentary (10)% (8)% (6)% (4)% (2)% 0% 2% 1 4 7 10 13 16 19 22 25 28 31 Period (Months) 2010-A 2010-B 2011-A 2011-B 2012-A 2012-B 2013-A 2013-B 2014-A 2014-B 2015-A 0.0% 0.2% 0.4% 0.6% 0.8% 1.0% 0 3 6 9 12 15 18 21 24 27 30 33 Period (Months) 2010-A 2010-B 2011-A 2011-B 2012-A 2012-B 2013-A 2013-B 2014-A 2014-B 2015-A 0% 10% 20% 30% 40% 50% 60% 70% 80% 1 4 7 10 13 16 19 22 25 28 31 Period (Months) 2010-A 2010-B 2011-A 2011-B 2012-A 2012-B 2013-A 2013-B 2014-A 2014-B 2015-A

Break-even = 100% Return Rate Assumed FCALT 2015-B ROADSHOW Break-even ANALYSIS* Cumulative Return Rate Cumulative Residual Loss / (Gain) A-4 Break-Even = 34.1%(1) A-3 Break-Even = 48.3%(1) A-2 Break-Even 80.7%(1) Memo: Worst Recent 12-Month Portfolio Experience = 82% (CY 2008) (1) Refer to assumptions on slide 16 Break-Even for FCALT 2015-B Compared to Historical Pool Performance Memo: Worst Recent 12-Month Portfolio Experience = 18.3% (CY 2008) * Assumes Cumulative net loss stress of 5%; break-evens are specific to FCALT 2015-B Memo: Worst Recent 12-Month Portfolio Experience = 82% (CY 2008) (20)% 0% 20% 40% 60% 80% 100% 1 4 7 10 13 16 19 22 25 28 31 Period (Months) 2010-A 2010-B 2011-A 2011-B 2012-A 2012-B 2013-A 2013-B 2014-A 2014-B 2015-A (10)% 10% 30% 50% 70% 90% 110% 1 4 7 10 13 16 19 22 25 28 31 Period (Months) 2010-A 2010-B 2011-A 2011-B 2012-A 2012-B 2013-A 2013-B 2014-A 2014-B 2015-A

Residual Gain/(Loss) per Returned Vehicle as a % of ALG Residual Value RESIDUAL GAIN/(LOSS) BY PRIOR POOL EXAMPLES Residual performance on recent transactions has resulted in significant gains for most vehicle types The residual performance information is updated quarterly for each public lease transaction and posted on Ford Credit’s website: www.fordcredit.com/institutionalinvestments/index.jhtml FCALT 2015-B ROADSHOW FCALT 2014-B FCALT 2014-A -15% -5% 5% 15% 25% 35% Jul-14 Aug-14 Sep-14 Oct-14 Nov-14 Dec-14 Jan-15 Feb-15 Mar-15 Apr-15 May-15 Jun-15 Car CUV SUV Truck -20% -10% 0% 10% 20% 30% 40% 50% 60% 70% 80% Mar-14 Apr-14 May-14 Jun-14 Jul-14 Aug-14 Sep-14 Oct-14 Nov-14 Dec-14 Jan-15 Feb-15 Mar-15 Apr-15 May-15 Jun-15 Car CUV SUV Truck

APPENDIX

The percentage equivalent to the average residual loss (gain) for leased vehicles of each vehicle type that were returned and sold, divided by the average adjusted MSRP for those vehicles. The vehicle types do not include a small number of vehicles that are not manufactured by Ford or for which Ford Credit does not have a valid vehicle identification number. All Explorers and Escapes are classified as SUV regardless of model year. (3) The percentage equivalent to the average residual loss (gain) for leased vehicles that were returned and sold, divided by the average ALG base residual value for those vehicles. (4) The percentage equivalent to the average contract residual value for leased vehicles that terminated during the period, divided by the average adjusted MSRP of those vehicles. (5) The percentage equivalent to the average ALG base residual value for leased vehicles that terminated during the period, divided by the average adjusted MSRP of those vehicles. FCALT 2015-B ROADSHOW FOOTNOTES TO RESIDUAL TABLE ON SLIDE 18 APPENDIX 1 of 2 With regard to the residual table on slide 18, "terminated leases" are leases for which (1) the related leased vehicle was returned during the period and sold by July 31, 2015, (2) the related leased vehicle was purchased pursuant to the lease during the period or (3) the lease defaulted during the period.

FCALT 2015-B ROADSHOW FOOTNOTES TO CREDIT PERFORMANCE TABLE ON SLIDE 19 APPENDIX 2 of 2 (1) Average of the number of leases outstanding at the beginning and end of each month in the period. (2) Average of the aggregate lease balance of leases outstanding at the beginning and end of each month in the period. (3) Average of the number of leases delinquent at the beginning and end of each month in the period. The period of delinquency is the number of days that more than $49.99 of a scheduled monthly payment is past due, excluding accounts with bankrupt lessees. (4) Net losses are equal to the aggregate lease balance (including lease and other charges) of all leases that the servicer determined to be uncollectible in the period less any amounts received in the period on leases charged off in the period or any prior periods. Net losses also include excess mileage charges and the estimated cost to repair any excess wear and use that the lessee does not pay when the vehicle is returned, less any amount received in the period for excess mileage and excess wear and use. Beginning in 2012, net losses excluded all external costs associated with repossession of the vehicle prior to charge off and included all external costs associated with the disposition of the vehicle after charge off. Prior to 2012, net losses excluded all external costs associated with repossession and disposition of the vehicle prior to charge off and included all external costs associated with continued collection efforts or repossession and disposition of the vehicle after charge off. An estimated loss is recorded at the time a vehicle is repossessed and this estimated loss is adjusted to reflect the actual loss after the vehicle is sold. Realized losses for a securitized pool of leases for any period are equal to the total securitization value of all leases that the servicer determined to be uncollectible in the period less any amounts received in the period on leases charged off in the period or any prior periods. In addition, realized losses for a securitized pool of leases include all external costs associated with the repossession and disposition of the vehicles in that pool because the servicer is entitled to be reimbursed for these costs. Therefore, realized losses for a securitized pool of leases may be higher or lower than net losses for those leases. Gross liquidations are cash payments and charge offs that reduce the outstanding balance of a lease. For the non-annual periods, the percentages are annualized.